EXHIBIT 10.13

L E A S E

THIS LEASE AGREEMENT is entered into effective February 1, 2002 at Oceanside, California, by and between WHMF, A California Corporation hereinafter referred to as “WHMF”, and DICKIE WALKER, hereinafter referred to as “DICKIE WALKER”.

WHEREAS, WHMF and DICKIE WALKER have heretofore entered into a lease for the property formerly known as 1414 S. Tremont Street and now known as 1405 S. Coast Highway, Oceanside, California, the “Premises”; and

WHEREAS, DICKIE WALKER has requested that WHMF agree to an addition to the Premises; and

WHEREAS, it is the desire of DICKIE WALKER to hire said space from WHMF and operate a clothing storage facility for a term longer than the present lease; and

WHEREAS, DICKIE WALKER has elected to exercise is option to extend the present lease which is to expire by its terms on May 1, 2003; and

WHEREAS, DICKIE WALKER desires to extend the term of the existing lease beyond the option term and to have an additional option term; and

WHEREAS, it is the desire of WHMF to lease to DICKIE WALKER that portion of the premises commonly known as 1405 S. Coast Highway in the City of Oceanside consisting of approximately 18,100 square feet, depicted in Exhibit A attached hereto, together with the non exclusive use of shared parking on the larger parcel of which 1405 S. Coast Highway is a part.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.    Premises and Term. WHMF hereby leases to DICKIE WALKER, and DICKIE WALKER hereby hires from WHMF, for the term, at the rental and upon the conditions hereinafter set forth, the Premises hereinbefore described.

1.1.    The existing lease shall be terminated effective April 30, 2003.

1.2.    The term of this Lease shall be for a period of five (5) years, commencing on May 1, 2003 and ending April 30, 2008, unless extended or sooner terminated as provided in this Lease.

1.3.    Provided that DICKIE WALKER is not in default under any provision of this Lease, DICKIE WALKER shall have the option to extend the term on all the provisions contained in this lease for one additional five year period (“extended term”) following expiration of the initial term, by giving notice of exercise of the option (“option notice”) to WHMF at least six months but not more than one year before the expiration of the term. Should DICKIE WALKER be in default, or not give the option notice within the time parameters set forth in this sub-paragraph, the option notice shall be totally ineffective, further, should DICKIE WALKER be in default on the date the extended term is to commence, the extended term shall not commence and this lease shall expire at the end of the initial term as extended by any prior properly exercised options.

2.    Rent.

2.1.    During the initial term of this lease, DICKIE WALKER shall pay minimum monthly rent in the amount of Four Thousand One Hundred and no/100 Dollars ($4,100.00), commencing May 1, 2003 and continuing thereafter on the first day of each month thereafter during the term of this lease. DICKIE WALKER shall deposit with WHMF the sum of Sixteen Thousand Four Hundred Dollars to secure DICKIE WALKER’s faithful performance of the terms of this lease. WHMF acknowledges that it has received, and is holding, the sum of Twelve Thousand Five Hundred Thirty Six and no/100 Dollars ($12,536.00). This deposit shall not bear interest and shall WHMF is hereby authorized, but not obligated, to pay therefrom any amounts necessary to cure any default by DICKIE WALKER. Should WHMF use these funds to cure any default, DICKIE WALKER shall, within 3 days pay to WHMF sufficient funds to maintain the deposit at Sixteen Thousand and no/100 Dollars ($16,400.00).

2.2.    DICKIE WALKER shall pay said rent to WHMF, or to such other person as WHMF may designate, at the address to which notices from WHMF are given or to such other places as WHMF from time to time may designate in writing.

2.3.    The rent shall be increased annually by the percentage increase in the Consumer Price Index, All urban Consumers for September 2003 (1982-84=100) over the same index for September 2002, which index is agreed to be 181.0. In no event shall the rent for any month be less than Four Thousand One Hundred Dollars ($4,100.00).

2.4.    Should DICKIE WALKER sublease, assign, license or otherwise transfer its interest in this lease and WHMF consents to such assignment or other transfer pursuant to the provisions of paragraph 5 of this lease and the rent or other consideration payable to DICKIE WALKER by a subtenant, assignee, licensee, or other transferee exceed the rent payable under this lease, DICKIE WALKER shall pay WHMF an amount equal to the 25% of the excess of the amount of rent or other consideration payable to DICKIE WALKER over the amount of rent payable under this lease by DICKIE WALKER to WHMF until such time as DICKIE WALKER shall have recovered the amortized cost of the improvement being added pursuant to Administrative Development Permit 18-02 referred to in paragraph 4 below. At the time as the amortized cost has been recovered, all excess rent or other consideration shall be paid to WHMF. For purposes of this paragraph amortized cost shall be determined by applying a fraction to the cost of the improvement, agreed by the parties to be $110,000.00, the numerator of which is the number of years remaining under this lease, including all options contained herein, the denominator of which shall be 10.

3.    Use of Premises.    DICKIE WALKER shall use said Premises solely for storage, embellishment and distribution of finished clothing products. No other use of said Premises than that specified herein will be permitted without first obtaining the express written consent of WHMF. DICKIE WALKER shall comply with all governmental rules and regulations relating to its use of the property.

4.    Alterations.    DICKIE WALKER shall make no alterations to the Premises, or any part thereof, in excess of $5,000.00 without first obtaining the written consent of WHMF. Provided, however, WHMF consents to the construction of the addition as set forth in Administrative Development Permit 18-02 approved December 9, 2002 by the City of Oceanside. All alterations, additions or improvements, whether or not they require the consent of the WHMF shall be made pursuant to permit and comply with all codes and regulations and shall be surrendered with the Premises upon the termination of this Lease. Provided, however that except for the construction herein approved, if prior to such termination, WHMF gives DICKIE WALKER written notice to remove some or all alterations, additions or improvements DICKIE WALKER shall cause the items so designated to be removed and the Premises to be restored to their condition prior to such alteration, addition or improvement, reasonable use and wear excepted, at the sole expense of the DICKIE WALKER.

5.    Assignment and Subletting. DICKIE WALKER shall not assign or sublet this Lease, or any interest therein, nor sublet the leased Premises or any part thereof, or any right or privilege appurtenant thereto, without first obtaining the written consent of WHMF, which consent shall not be unreasonably withheld. Either (1) the appointment of a receiver to take possession of all or substantially all of the assets of DICKIE WALKER upon the Premises, or (2) a general assignment by DICKIE WALKER for the benefit of creditors, or (3) any action taken or suffered by DICKIE WALKER under any insolvency or bankruptcy proceedings may be treated as a breach of the lease by the DICKIE WALKER at the WHMF’s election. Should WHMF consent to any assignment or sublease, such consent shall not relieve DICKIE WALKER of any obligation under this lease further, a consent to any one assignment or sublease shall be as to that assignment or sublease only and no others.

6.    Waste.    DICKIE WALKER shall not commit or permit to be committed any waste to said Premises by DICKIE WALKER or anyone else during the term hereof.

7.    Taxes.    DICKIE WALKER shall pay, before delinquency, any and all taxes, assessments, charges, and demands levied upon or against the business of the DICKIE WALKER conducted upon the Premises, together with the taxes upon all personal property of the DICKIE WALKER used in or upon the leased Premises.

8.    Utilities.    DICKIE WALKER shall pay, before delinquency, all charges for heat, gas, electricity, telephone, water and any and all other utilities used upon the Premises through the term of this Lease, including any connection fees. DICKIE WALKER shall provide to WHMF proof of payment of utilities upon request by WHMF. Failure to pay utilities or to provide proof of payment shall constitute a default under this lease.

9.    Default.    Should DICKIE WALKER default or fail to perform any of the covenants or conditions contained herein on the part of DICKIE WALKER to be kept and performed, WHMF shall have the remedies herein below specified. These remedies are not exclusive; they are cumulative in addition to any remedies now or hereafter allowed by law.

9.1.    WHMF may terminate DICKIE WALKER’s right to possession of the Premises at any time. No act by WHMF, other than giving notice to DICKIE WALKER, shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on WHMF’s initiative to protect WHMF’s interest under this Lease shall not constitute a termination of DICKIE WALKER’s right to possession. On termination, WHMF has the right to recover from DICKIE WALKER:

a.    The worth, at the time of the award, of the unpaid rent that has been earned at the time of termination of this Lease;

b.    The worth, at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that DICKIE WALKER proves could have been reasonable avoided;

c.    The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that DICKIE WALKER proves could have been reasonably avoided; and

d.    Any other amount, and court costs, necessary to compensate WHMF for all detriment proximately caused by DICKIE WALKER’s default.

“The worth at the time of the award”, as used in subparagraphs a. and b. of this paragraph, is to be computed by allowing interest at the maximum rate allowed by law and “the worth, at the time of the award”, as referred to in subparagraph c. of this paragraph, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco on the twenty-fifth (25th) day of the month immediately preceding the default.

10.    Attorney’s Fees.    In the event that either party hereto shall commence any legal action or proceedings, including any action for declaratory relief, against the other by reason of the other to perform or keep any term, covenant or condition of this Lease by it to be performed or kept, the party prevailing in said action or proceeding shall be entitled to recover, in addition to its court costs, reasonable attorney’s fees to be fixed by the court, and such recovery shall include court costs and attorney’s fees on appeal, if any. As used herein, “the prevailing party” means the party in whose favor final judgment is rendered.

It is further agreed that DICKIE WALKER shall pay to WHMF, as additional rent, reasonable attorney’s fees and other expenses incurred by WHMF, if necessary, to enforce WHMF’s rights hereunder or to collect said rent, even though such action does not result in the commencement of a legal action or proceeding.

11.    Destruction of Building.    Should the building in which the Premises are situated be damaged or destroyed by fire, earthquake, or other catastrophe, without the fault of DICKIE WALKER, or DICKIE WALKER’s agents or employees, then this lease shall terminate.

12.    Maintenance of Premises.    DICKIE WALKER shall, at its sole cost and expense, and at all times during the term of this Lease, keep and maintain said Premises, exterior and every part thereof, including all plumbing facilities, air conditioning, heating, and similar mechanical devices, and plate glass windows or any glazing, except exterior walls not made of glass, and roofs, in good order and repair, and in a safe, clean, sanitary, orderly and attractive condition, and shall, upon expiration or earlier termination of this Lease, restore and surrender the Premises to WHMF in the same condition as when received, except for use and wear and except as otherwise provided in Paragraph 6 above.

13.    Other Tenants.    DICKIE WALKER shall not commit, or suffer to be committed, nuisance upon the Premises, or any other act of thing which may disturb the quiet enjoyment or reasonable use of any other tenant in the building in which the Premises are located. WHMF shall have the right, at all reasonable working hours, to inspect the Premises.

14.    Acceptance of Premises in Present Condition.    DICKIE WALKER accepts the Premises “AS IS” in its present condition and without any representation or warranty by WHMF as to the condition of the Premises or as to the use or occupancy which may be made thereof.

15.    Taking by Eminent Domain.    In case the whole of the leased Premises are taken by right of eminent domain or other authority of law during the period of this Lease, or any extension thereof, this Lease shall terminate.

16.    Covenant to Save Harmless.    DICKIE WALKER covenants and agrees, at

all times during the term of this Lease or extension thereof, to save free and harmless of or from each and every claim or demand at any time made or asserted or claimed, by or on behalf of any person or persons against WHMF, arising out of or resulting from the use and occupancy of the leased Premises by DICKIE WALKER, DICKIE WALKER’s agents or servants.

Throughout the term, at DICKIE WALKER’s sole cost and expense, DICKIE WALKER shall keep or cause to be kept in force, for the mutual benefit of WHMF and DICKIE WALKER, comprehensive broad form general public liability insurance against claims and liability for personal injury, death or property damage arising from the use, occupancy or disuse of the Premises, improvements or adjoining areas or ways, providing protection of at least One Million Dollars ($1,000,000.00) for bodily injury or death to any one person, and at least One Million Dollars ($1,000,000.00) for property damage.

All insurance required by express provisions of this Lease shall be carried only in responsible insurance companies licensed to do business in the State of California. All such policies shall be nonassessable and shall contain language, to the extent obtainable, to the effect that (1) any loss shall be payable notwithstanding any act or negligence of WHMF that might otherwise result in a forfeiture of the insurance, (2) the insurer waives the right of subrogation against WHMF and against WHMF’s agents and representatives, (3) the policies are primary and noncontributing with any insurance that may be carried by WHMF, and (4) they cannot be canceled or materially changed expect after thirty (30) days’ notice by the insurer to WHMF or WHMF’s designated representative. DICKIE WALKER shall furnish WHMF with copies of all such policies promptly on receipt of them, or with certificates evidencing the insurance. Before commencement of the Lease, DICKIE WALKER shall furnish WHMF with binders representing all insurance required by this Lease. At the expiration of the term, WHMF shall reimburse DICKIE WALKER, and DICKIE WALKER shall assign all DICKIE WALKER’s right, title and interest in that insurance to WHMF. DICKIE WALKER may effect, for its own account, any insurance not required under this Lease. DICKIE WALKER may provide, by blanket insurance covering the Premises and any other location or locations, any insurance required or permitted under this Lease, provided it is acceptable to all mortgagees.

DICKIE WALKER shall deliver to WHMF, in the manner required for notices, copies of certificates of all insurance policies required by this Lease, together with evidence satisfactory to WHMF of payment required for procurement and maintenance of the policy.

If DICKIE WALKER fails or refuses to procure or to maintain insurance as required by this Lease or fails or refuses to furnish WHMF with required proof that the insurance has been procured and is in force and paid for, WHMF shall have the right, at WHMF’s election and on fifteen (15) days’ notice, to procure and maintain such insurance. The premiums paid by WHMF shall be treated as additional rent due from DICKIE WALKER with interest at the maximum rate allowed by law, to be paid on the first (1st) day of the month following the date on which the premiums were paid. WHMF shall give prompt notice of the payment of such premiums, stating the amounts paid and the names of the insurer or insurers, and interest shall run from the date of the notice.

17.    Insurance on the Premises. DICKIE WALKER, at DICKIE WALKER’s sole expense, shall cause to be issued, and shall keep in full force and effect, insurance policies insuring the Premises against all perils, specifically including damage to the windows, walls and doors made of plate glass, glass or similar glazing material. WHMF shall be named as a co-insured, and DICKIE WALKER shall provide WHMF evidence of such insurance upon execution of this lease and on or before March 1 of each year thereafter.

The parties release each other and their respective authorized representatives from any claims for damage to any person or to the Premises and the building and other improvements in which the Premises are located, and to the fixtures, personal property, tenant’s improvements and alterations of either WHMF or DICKIE WALKER in or on the Premises and the building and other improvements in which the premises are located, that are caused by or result form risks insured against under any insurance policies carried by the parties and in force at the time of any such damage.

Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease. If any insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of ten (10) day after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such policy is obtainable at additional cost. If the insurance cannot be obtained, or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

18.    Advertising Signs.    No outdoor advertising signs shall be erected upon or painted on the premises other than those approved by the WHMF in writing.

19.    General Provisions.

19.1.    All governmental laws and regulations shall be complied with by the DICKIE WALKER. No use shall be made or allowed to be made by DICKIE WALKER, nor acts done, which will increase the existing rate of insurance upon the building in which said Premises are located, or cause a cancellation of any insurance policy covering said building or any part thereof.

19.2.    In the event DICKIE WALKER shall, for any reason, remain in possession of the leased Premises or any part thereof, after the expiration of the term of this Lease with the consent of the WHMF, expressed or implied, such holding over shall constitute a tenancy from month-to-month only, upon the same terms and conditions as herein set forth.

19.3.    The failure of the WHMF to insist, in any one or more instances, upon a strict performance of any of the covenants or agreements of this Lease, shall not be considered as a waiver or relinquishment for the future of said covenants or agreements, but the same shall continue and remain in full force and effect. The receipt by the WHMF of any rent, with the knowledge of the breach of any condition or covenant hereof, shall not be deemed a waiver of any such breach and no waiver by the WHMF of any of the provisions hereof shall be deemed to have been made unless expressed in writing and signed by the WHMF.

19.4.    Any notice or demand which the DICKIE WALKER may desire or is required to serve upon WHMF may be given by delivering it to WHMF personally or, unless otherwise designated in writing, by mailing such notice to WHMF, by first class mail, postage prepaid, addressed as follows:

WHMF

c/o Willard Wedeking

1040 Sun Park Lane

Lincoln, CA 95684

Any notice or demand which the WHMF may desire or is required to serve upon DICKIE WALKER may be given by delivering it to DICKIE WALKER personally or, unless otherwise designated in writing, by mailing such notice to DICKIE WALKER, by first class mail, postage prepaid, addressed as follows:

Dickie Walker

Attn: Jerry Montiel

1405 Coast Highway

Oceanside, CA 92054

19.5. All of the terms, conditions and provisions of this Lease shall, subject to the limitations set forth in this Lease, extend to and bind and inure to the benefit of WHMF and DICKIE WALKER, and their respective heirs, executors, administrators, successors and assigns, as fully as though they were in each instance specifically mentioned herein.

Time is expressly declared to be the essence of this Lease and of each, every and all of the terms, conditions and provisions herein contained.

19.6.    Should any provision contained herein be found to be invalid, the remainder of this agreement shall remain in full force and effect.

20.    Entire Agreement. This agreement contains the entire agreement between the parties and cannot be changed other than in writing signed by the party to be charged.

WHMF A California Corporation

Dated:	January 27, 2003	By:	/s/ WILLARD WEDEKING, Pres.

DICKIE WALKER A California Corporation

Dated:	January 6, 2003	By:	/s/ JULIE KNUDSEN, Pres + COO

Exhibit “A” Floor Plan